EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

Sherwin-Williams Announces Agreement with U.S. Department of Labor

Reports Subsequent Event to 2012 Fiscal Year Results

CLEVELAND, OH, February 20, 2013 – The Sherwin-Williams Company (the “Company”) (NYSE: SHW) announced that is has reached an agreement with the U.S. Department of Labor (the “DOL”) to settle the previously disclosed investigation of transactions related to the Company’s employee stock ownership plan (“ESOP”). This agreement fully resolves all DOL claims regarding the Company’s ESOP transactions. The DOL had notified the Company, certain current and former directors of the Company, and the ESOP trustee of potential enforcement claims asserting breaches of fiduciary obligations and sought compensatory and equitable remedies, including monetary damages to the ESOP for alleged losses to the ESOP relating to third-party valuation of the Company’s convertible serial preferred stock.

The Company believes that the DOL’s claims are without merit and strongly disagrees with the allegation that ESOP plan participants sustained losses of any kind as a result of these transactions. The Company’s position is supported by internal audits and audits by an independent third-party and the DOL. Following a nine-month negotiation with the DOL, the Company’s management and Board of Directors have decided that it would be in the best interest of the Company and its shareholders to enter into this agreement to resolve these claims and avoid potentially costly litigation.

The Company agreed to resolve all ESOP related claims with the DOL by making a one-time payment of $80.0 million to the ESOP, which will result in an after-tax charge to earnings of $49.2 million ($.47 per diluted common share) in the Company’s fourth quarter and year ended December 31, 2012. In accordance with U.S. generally accepted accounting principles, the Company is required to recognize this agreement as a subsequent event in its 2012 fiscal year results because the event is related to conditions that existed at the balance sheet date of December 31, 2012. The Company’s financial results for the quarter and year ended December 31, 2012, as reported on January 31, 2013, are being revised to reflect the agreement. The revised condensed consolidated income statements are attached to this press release. As a result of recording this accrual, diluted net income per common share decreased $.47 per share for both the year and quarter ended December 31, 2012, resulting in diluted net income per common share of $6.02 per share for the year and $.65 per share for the quarter. In addition, Cost of goods sold increased $16.0 million and Selling, general and administrative expense increased $64.0 million while income tax expense decreased $30.8 million for both the quarter and year ended December 31, 2012 as a result of recording this accrual. Cash flow from operations remained at $887.9 million for the year ended 2012. Although this agreement will not have an effect on full year 2013 earnings guidance issued on January 31, 2013, cash flow from operations will be impacted when this settlement payment is made.

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Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The table below details the impact of this adjustment to the revised condensed consolidated income statements:

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

Thousands of dollars, except per share data

	Three Months Ended December 31,		Year Ended December 31,
	As Reported 2012	Revised 2012	As Reported 2012	Revised 2012
Net sales	$2,221,870	$2,221,870	$9,534,462	$9,534,462
Cost of goods sold	1,210,362	1,226,362	5,312,236	5,328,236
Gross profit *	1,011,508	995,508	4,222,226	4,206,226
Percent to net sales	45.5%	44.8%	44.3%	44.1%
Selling, general and administrative expenses *	827,976	891,976	3,195,648	3,259,648
Percent to net sales	37.3%	40.1%	33.5%	34.2%
Other general (income) expense—net	(3,998)	(3,998)	5,248	5,248
Impairment of trademarks and goodwill	4,086	4,086	4,086	4,086
Interest expense	11,863	11,863	42,788	42,788
Interest and net investment income	(953)	(953)	(2,913)	(2,913)
Other income—net	(1,659)	(1,659)	(9,940)	(9,940)

Income before income taxes	174,193	94,193	987,309	907,309
Income taxes *	56,978	26,141	307,112	276,275

Net income	$117,215	$68,052	$680,197	$631,034

Net income per common share:
Basic	$1.14	$0.66	$6.63	$6.15
Diluted	$1.12	$0.65	$6.49	$6.02
Average shares outstanding—basic	101,816,954	101,816,954	101,714,901	101,714,901

Average shares and equivalents outstanding—diluted	104,133,772	104,133,772	103,930,429	103,930,429

*	- Revised amounts include DOL Settlement of $49,163, net of tax (Cost of goods sold $16,000, Selling, general and administrative $ 64,000, and Income tax benefit of $30,837), or $.47 per share, for both the Three months and Year ended December 31, 2012.

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